Press Release	Source: Hesperia Holding, Inc.

Hesperia Holding, Inc. Commences Trading On The OTC Bulletin Board

Monday January 26, 2:16 pm ET

HESPERIA, Calif., Jan. 26 -- The management of Hesperia Holding, Inc. (OTC Bulletin Board: HSPR; "the Company") is pleased to announce it has received its Over-the-Counter Bulletin Board trading symbol (HSPR) and will commence trading of its common stock on the OTC Bulletin Board.

About Hesperia Holding Inc.

Hesperia Holding, Inc., through its wholly owned subsidiary, Hesperia Truss Inc., designs, engineers and manufactures roof and floor trusses that serve both the residential and commercial construction industry. Hesperia Truss Inc. was founded in 1993 in Hesperia, California by Don Shimp and Mark Presgraves. The Company has since grown to annual revenue of $6.48 million in 2002. Its market area includes the fast-growing High Desert Region and Inland Empire areas of California and Pahrump, Nevada. Hesperia Holding, Inc. currently employs approximately 110 non-union people on its five-acre facility in Hesperia, California.

The Industry:

Almost all of Hesperia Holding, Inc. output is purchased by the construction industry. As such, it is cyclical and affected by interest rates and demand for housing. Barriers to entry in the industry are moderate. Nationally, the number of firms in the construction industry shows a significant response to the expansions and contractions of the construction industry.

Because transportation costs of finished trusses are a material cost factors, geographic location is a significant consideration. Hesperia Holding, Inc. benefits from its location in the fast-growing High Desert and Inland Empire Regions of Southern California. Space and other constrictions hamper the construction of new housing in Los Angeles and Orange counties, therefore much of the new construction to serve the needs of the projected increase in the population of Southern California will take place in Hesperia Holding, Inc.'s market area. Management believes that the Company is also a significant factor in the truss market in Pahrump, Nevada.

Forward-Looking Statements: The statements in this press release regarding the Company, receipt of an Over-the-Counter Bulletin Board ticker symbol, the Company's business strategy, future opportunities, or any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, any perceived or actual benefits of trading on the Over-the-Counter Bulletin Board, the market acceptance and amount of sales derived from the Company's operations, the competitive environment within the construction and truss industry, future financial and operational results, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on Hesperia Holding, Inc., visit: www.hesperiatrussinc.com